PROSPECTUS and                  PRICING SUPPLEMENT NO. 9
PROSPECTUS SUPPLEMENT, each     effective at 12:00 PM ET
Dated 9 October 2003            Dated 05 April 2005
CUSIP: 24422EPP8                Commission File No.: 333-108705
                                Filed pursuant to Rule 424(b)(3)

                       U.S. $2,620,850,000
                 JOHN DEERE CAPITAL CORPORATION

                  MEDIUM-TERM NOTES, SERIES D
      due from 9 Months to 30 Years from Date of Issue

The Medium-Term Notes offered hereby will be Fixed
Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus
Supplement and will be denominated in U.S. Dollars.




Principal Amount:                 $250,000,000

Issue Price:                      99.937% plus accrued
                                  interest from April 8, 2005
                                  if settlement occurs after
                                  that date

Date of Issue:                    April 8, 2005

Maturity Date:                    April 15, 2009

Interest Payment Dates:           April 15 and October 15 of
                                  each year commencing
                                  on October 15, 2005 and
                                  ending at Maturity

Interest Rate:                    4.625% PER ANNUM

Redemption Provisions:            None

Plan of Distribution:                             Principal Amt
                                  Name              Of Notes
                                 Deutsche Bank     $93,750,000
                                  Securities Inc.
                                 Citigroup Global  $93,750,000
                                  Markets Inc.
                                 BNY Capital       $10,416,666
                                  Markets, Inc.
                                 BNP Paribas       $10,416,666
                                  Securities Corp.
                                 HSBC Securities   $10,416,667
                                  (USA) Inc.
                                 Piper Jaffray &   $10,416,667
                                   Co.
                                 RBC Capital       $10,416,667
                                   Markets Corp.
                                 TD Securities     $10,416,667
                                   (USA) LLC
                                 Total            $250,000,000

                                  The above Agents have
                                  severally agreed to purchase
                                  the respective principal
                                  amount of Notes opposite their
                                  names as principal
                                  at a price of 99.487%


Deutsche Bank Securities Inc.
Citigroup Global Markets Inc.
BNY Capital Markets, Inc.
BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.
Piper Jaffray & Co.
RBC Capital Markets Corp.
TD Securities (USA) LLC

Deutsche Bank Securities Inc. and
Citigroup Global Markets Inc. are acting as Joint Book-Running Managers.